Exhibit 20

KAISER GROUP HOLDINGS, INC.

9300 Lee Highway

Fairfax, Virginia 22031

FOR IMMEDIATE RELEASE	Press Contact and Investor Contact:
Douglas W. McMinn
703/934-3413

KAISER GROUP HOLDINGS ANNOUNCES

RELOCATION OF PRINCIPAL ADDRESS

Broomfield, CO – October 12, 2004 - Kaiser Group Holdings, Inc. (OTCBB:  KGHI) announced that it has relocated its principal address from Broomfield, Colorado to Fairfax, Virginia effective immediately.  The contact information for the new principal address is as follows:

9300 Lee Highway

Fairfax, Virginia 22031

Phone: (703) 934-3413

Facsimile:  (703) 934-3199